Exhibit 4.4

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                             THE MARCUS CORPORATION




                  SECOND SUPPLEMENT TO NOTE PURCHASE AGREEMENTS


                             Dated as of May 1, 1999






            Re: $15,000,000; 6.75% Series C Senior Notes, Tranche A,
                                 due May 1, 2014

                                       and

               $25,000,000 6.82% Series C Senior Notes, Tranche B,
                                 due May 1,2014

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

                  SECOND SUPPLEMENT TO NOTE PURCHASE AGREEMENTS


                                                                     Dated as of
                                                                     May 1, 1999

To the Purchaser named in
Schedule A hereto which is
a signatory of this Agreement

Ladies and Gentlemen:

     This Second Supplement to Note Purchase Agreements (the "Second Supplement") is between The Marcus Corporation (the "Company") whose address is 250 East Wisconsin Avenue, Suite 1700, Milwaukee, Wisconsin 53202 and the institutional investors named on Schedule A attached hereto (the "Purchasers").

     Reference is hereby made to those certain Note Purchase Agreements dated as of October 25, 1996 (the "Note Agreements") between the Company and the purchasers listed on Schedule A thereto. All capitalized terms not otherwise defined herein shall have the same meaning as specified in the Note Agreements. Reference is further made to Section 4.11 thereof which requires that, prior to the delivery of any Additional Notes, the Company and each Additional Purchaser shall execute and deliver a Supplement.

     The Company hereby agrees with you as follows:

     1. The Company has authorized the issue and sale of $15,000,000 aggregate principal amount of its 6.75% Series C Senior Notes, Tranche A due May 1, 2014 (the "Tranche A Notes") and $25,000,000 aggregate principal amount of its 6.82% Series C Senior Notes, Tranche B due May 1, 2014 (the "Tranche B Notes" and together with the Tranche A Notes, the "Series C Notes"). The Series C Notes, together with the Series A Notes initially issued pursuant to the Note Agreements and each Series of Additional Notes, including the Series B Notes issued under the First Supplement to Note Purchase Agreements dated as of May 15, 1998, which may from time to time be issued pursuant to the provisions of
Section 2.2 of the Notes Agreements, are collectively referred to as the "Notes" (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Agreements). The Tranche A Notes and the Tranche B Notes shall be substantially in the forms set out in Exhibit 1 and
Exhibit 2 hereto, respectively, with such changes therefrom, if any, as may be approved by you and the Company.

     2. Subject to the terms and conditions hereof and as set forth in the Note Agreements and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Series C Notes in the principal amount set forth opposite your name on Schedule A hereto at a price of 100% of the principal amount thereof on the closing date hereafter mentioned.

     3. Delivery of the $40,000,000 in aggregate principal amount of the Series C Notes will be made at the offices of Chapman and Cutler, 111 West Monroe, Chicago, Illinois 60603, against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of Bank One Milwaukee, N.A., 111 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 (ABA Number 075-0000-19) for credit to the First American Finance Corporation Account, Account Number 550-2510-15 with telephonic confirmation to Ms. Debbie Luedke at (414) 905-1160 in the amount of the purchase price at 11:00 A.M., Milwaukee, Wisconsin time, on May 7, 1999 or such later date (not later than May 30, 1999 as shall mutually be agreed upon by the Company and the Purchasers of the Series C Notes (the "Closing").

     4. (a) Required Prepayments.

               (i) Tranche A Notes. On May 1, 2004 and on each May 1 thereafter to and including May 1, 2013, the Company will prepay $1,363,636 principal amount (or such lesser principal amount as shall then be outstanding) of the Tranche A Notes at par and without payment of the Make-Whole Amount or any premium. The entire remaining principal amount of the Tranche A Notes shall become due and payable on May 1, 2014. For purposes of this Section 4(a)(i), any prepayment of less than all of the outstanding Tranche A Notes pursuant to Section 4(b) shall be deemed to be applied first to the amount of principal scheduled to be repaid on May 1, 2014, and then to the remaining scheduled principal payments, if any, in inverse chronological order.

               (ii) Tranche B Notes. On May 1, 2008 and on each May 1 thereafter to and including May 1, 2013, the Company will prepay $3,571,429 principal amount (or such lesser principal amount as shall then be outstanding) of the Tranche B Notes at par and without payment of the Make-Whole Amount or any premium. The entire remaining principal amount of the Tranche B Notes shall become due and payable on May 1, 2014. For purposes of this Section 4(a)(ii), any prepayment of less than all of the outstanding Tranche B Notes pursuant to Section 4(b) shall be deemed to be applied first to the amount of principal scheduled to be repaid on May 1, 2014, and then to the remaining scheduled principal payments, if any, in inverse chronological order.

          (b) Application of Prepayments. In the event of a purchase of the Series C Notes pursuant to Section 8.5 of the Note Agreements or a Partial Redemption of the Series C Notes all required prepayments on the Series C Notes shall be adjusted as provided in Section 8.1(c) of the Note Agreements.

          (c) Optional Prepayments. The Series C Notes are subject to prepayment at the option of the Company in the manner and with the effect set forth in
     Section 8.2 of the Note Agreements.

          (d) Allocation of Partial Prepayments. In the case of each partial prepayment of the Series C Notes pursuant to the provisions of Section 8.2 of the Note Agreements, the principal amount of the Series C Notes to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof. In the case of each required prepayment of the Series C Notes pursuant to Section 4(a), the principal amount of the Tranche to be prepaid shall be allocated among all of the Notes of such Tranche at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

          (e) Make-Whole Amount for Series C Notes. The term "Make-Whole Amount" means, with respect to any Series C Note of any Tranche, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Series C Note of such Tranche over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

          "Called Principal" means, with respect to any Series C Note of any Tranche, the principal of such Series C Note of such Tranche that is to be prepaid pursuant to Section 8.2 of the Note Agreements or has become or is declared to be immediately due and payable pursuant to Section 12.1 of the Note Agreements, as the context requires.

          "Discounted Value" means, with respect to the Called Principal of any Series C Note of any Tranche, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Series C Note of such Tranche is payable) equal to the Reinvestment Yield with respect to such Called Principal.

          "Reinvestment Yield" means, with respect to the Called Principal of any Series C Note of any Tranche, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "PX-1" on the Bloomberg Financial Markets Services Screen (or such other display as may replace PX-1 of the Bloomberg Financial Markets Services Screen) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H. 15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S.
     Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

          "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

          "Remaining Scheduled Payments" means, with respect to the Called Principal of any Series C Note of any Tranche, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Series C Note of such Tranche, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 of the Note Agreements or
     12.1 of the Note Agreements.

          "Settlement Date" means, with respect to the Called Principal of any Series C Note of any Tranche, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 of the Note Agreements or has become or is declared to be immediately due and payable pursuant to Section 12.1 of the Note Agreements, as the context requires.

     5. The obligation of each Purchaser to purchase and pay for the Series C Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser's satisfaction, prior to the Closing, of the conditions set forth in Section 4 of the Note Agreements, and to the following additional conditions:

          (a) Except as supplemented by the representations and warranties set forth in Exhibit A hereto, each of the representations and warranties of the Company set forth in Section 5 of the Note Agreements shall be correct as of the date of Closing and the Company shall have delivered to each Purchaser an Officer's Certificate, dated the date of the Closing certifying that such condition has been fulfilled.

          (b) Contemporaneously with the Closing, the Company shall sell to each Purchaser, and each Purchaser shall purchase, the Notes to be purchased by such Purchaser at the Closing as specified in Schedule A.

          (c) Private Placement Numbers shall have been obtained for each Tranche of the Series C Notes.

     The execution hereof shall constitute a contract between us for the uses and purposes hereinabove set forth, and this agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                                       THE MARCUS CORPORATION


                                       By:/s/ Stephen H. Marcus
                                          -------------------------------------
                                       Its: President
                                       Printed Name: Stephen H. Marcus

Accepted as of May 1, 1999:

                                       CONNECTICUT GENERAL LIFE INSURANCE
                                       COMPANY


                                       By: CIGNA Investments, Inc.,
                                               Its Authorized Agent


                                       By:/s/ James R. Kuzemchak
                                          -------------------------------------
                                          Name: James R. Kuzemchak
                                          Title: Managing Director

Accepted as of May 1, 1999:

                                       THE LINCOLN NATIONAL LIFE INSURANCE
                                       COMPANY


                                       By: Lincoln Investment Management, Inc.,
                                                 Its Attorney-in-Fact


                                       By:/s/ Timothy L. Power
                                          -------------------------------------
                                          Name: Timothy L. Power
                                          Title: Vice President

Accepted as of May 1, 1999:

                                       LINCOLN NATIONAL HEALTH & CASUALTY
                                       INSURANCE COMPANY


                                       By: Lincoln Investment Management, Inc.,
                                                 Its Attorney-in-Fact


                                       By:/s/ Timothy L. Power
                                          -------------------------------------
                                          Name: Timothy L. Power
                                          Title: Vice President

Accepted as of May 1, 1999:

                                       LINCOLN LIFE & ANNUITY COMPANY OF NEW
                                       YORK


                                       By: Lincoln Investment Management, Inc.,
                                                  Its Attorney-in-Fact


                                       By: /s/ Timothy L. Power
                                           ------------------------------------
                                           Name: Timothy L. Power
                                           Title: Vice President